Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey Inc.	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS ACQUIRES HUTTON HOTEL IN NASHVILLE

New York – May 30, 2013 – Carey Watermark Investors Incorporated (CWI) today announced that it has acquired Hutton Hotel, a premier four-star, luxury lifestyle boutique hotel in downtown Nashville. The 247-room hotel opened in 2009.

CWI’s total investment in the property is approximately $77.3 million, including a $73.6 million purchase price and $3.7 million of planned capital improvements and other acquisition–related costs.   The hotel will continue to be managed by Amerimar Enterprises, Inc.

Hutton Hotel is located at 1808 West End Avenue in the West End neighborhood of Nashville, in close proximity to major demand generators such as Music Row, Vanderbilt University, the Grand Ole Opry, the Country Music Hall of Fame and the new 1.2 million square foot Music City Convention Center as well as a broad range of corporate users. Amenities include the 1808 Bar & Grille, an award winning three-meal restaurant and bar, over 13,600 square feet of meeting space, a gift shop and concierge services.  In addition, the hotel offers eco-friendly features and pet-friendly programs.

Since opening in February 2009, the AAA Four-Diamond property has been named to Condé Nast Traveler’s “Hot List” and Travel + Leisure’s “T+L 500.” In 2013, the hotel received a Forbes Four-Star Award and is included in the 2013 Forbes Travel Guide.  The Hotel is affiliated with Leading Hotels of the World (LHW).  LHW provides marketing, reservations and related services in connection with the representation of hotels of the highest deluxe category located throughout the world.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “The Hutton Hotel represented the opportunity to acquire a premium quality hotel in one of the nation’s top-25 hotel markets with strong in-place cashflow and the potential for appreciation.  Given the opening of the new convention center and other existing attractions, the Nashville hotel market is expected to continue its strong positive trend.  As a luxury property in a growing and diverse market, we feel it is an attractive addition to CWI’s portfolio, consistent with our goal of generating strong cash flow and future value for our investors.”

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that invests primarily in the lodging and lodging-related sectors. www.careywatermark.com

Amerimar Enterprises, Inc. is a national real estate development, investment and management firm and a recognized leader in the renovation and repositioning of office, hotel, retail, multi-family, telecommunications and mixed use properties throughout the country. www.amerimar.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws.  A number of factors could cause actual results, performance or achievement to differ materially from those anticipated.  Among those risks, trends and uncertainties are the risks related to CWI’s public offering; the general economic climate; the supply of and demand hotels; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of hotels.  For further information on factors that could impact CWI, reference is made to its filings with the Securities and Exchange Commission

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